Exhibit 10.1
Strictly Confidential

AMENDMENT TO
SEVERANCE AGREEMENT
This Amendment (this “Amendment”) is entered into as of March 24, 2021 (“Effective Date”), by and between The Kansas City Southern Railway Company (the “Company”) and [EXECUTIVE NAME] (“Executive”).
Recitals
WHEREAS, the Company and Executive entered into a Severance Agreement on June 17, 2019 (as amended and restated from time to time, the “Severance Agreement”), setting forth the terms and conditions of Executive’s employment with the Company;
WHEREAS, the Company and Executive desire to amend certain terms and conditions of the Severance Agreement as set forth herein; and
WHEREAS, reference is made to the Agreement and Plan of Merger, dated as of March 21, 2021, (“Merger Agreement), by and among Canadian Pacific Railway Limited (“Parent”), Cygnus Merger Sub 1 Corporation (“Surviving Merger Sub”), Cygnus Merger Sub 2 Corporation (the “First Merger Sub”), and Kansas City Southern;
Agreement
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound hereby, agree as follows:
Section 1.Definitions.
(a)Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given to them in the Severance Agreement.
(b)The definition of “Accrued Current Year Bonus” in the Severance Agreement is amended and restated as set forth below:
“Accrued Current Year Bonus” means (1) with respect to a General Severance, the bonus amount Executive would have received under the Kansas City Southern Annual Incentive Plan (or any successor annual, short-term incentive plan) based upon the actual achieved level of performance for the calendar year in which Executive was terminated and as if Executive had remained employed through the end of the performance period, which such amount shall be multiplied by a fraction the numerator of which is the number of days in the calendar year Executive was employed (including Executive's date of termination) and the denominator of which is 365; and (2) with respect to a CIC Severance, Executive's Target Award for the calendar year in which Executive is terminated (or the year in which the Change in Control occurs, if greater), which such amount shall be multiplied by a fraction the numerator of which is the number of days in the calendar year Executive was employed (including Executive's date of termination) and the denominator of which is 365.
(c)The definition of “Change in Control” in the Severance Agreement is amended by adding the following sentence at the end of the definition.
For the avoidance of doubt, the occurrence of the First Effective Time (as defined in the Merger Agreement) shall constitute a Change in Control.
(d)The definition of “Severance Bonus” in the Severance Agreement is amended and restated as set forth below:
“Severance Bonus” means Executive’s Target Award for the calendar year in which Executive is terminated, or to the extent greater and solely in the event of a CIC Severance, Executive’s Target Award for the calendar year in which the Change in Control occurs.
Section 2.Protection Period. Section 3(a)(ii) of the Severance Agreement is amended and restated in its entirety as set forth below:
(ii)    If Executive's employment is terminated during the period commencing on the date on which the First Effective Time (as defined in the Merger Agreement) occurs and ending on the two-year anniversary of the Control Date (as defined in the Merger Agreement) (such period, the “Protection Period”) and such termination is by the Company without Cause or by Executive for Good Reason (a “CIC Severance”), Executive shall be entitled to an amount equal to two times Executive's Total Severance Cash Compensation, which shall be paid in substantially equal installments in accordance with the Company's regular payroll practices over a period of twelve (12) months commencing on the payment commencement date of the severance benefits described below in Paragraph 3(e) below. For the sake of clarity, any termination by the Company without Cause occurring after the Protection Period shall be a General Severance, not a CIC Severance. No severance benefits under this Agreement are available for a termination by Executive for Good Reason occurring after the Protection Period (or where no Change in Control has occurred).
Section 3.Acknowledgment Regarding Good Reason. Executive acknowledges and agrees that the occurrence of the First Effective Time and the fact that Kansas City Southern, the Company’s parent company, ceases to be a public company as a result of such transaction shall not, in and of themselves constitute “Good Reason” under prong (iii) or (iv) of the definition of Good Reason.
Section 4.Double Trigger Vesting. Section 3(f) of the Severance Agreement is amended by deleting the words “or CIC Severance”. Upon a CIC Severance, any unvested equity awards (including any awards into which such unvested equity awards convert and including any cash-based awards granted in lieu of equity awards) granted to Executive prior to the Control Date that are unvested as of the date of the CIC Severance immediately shall vest. In the event of any inconsistency between the equity plan and award agreements under which the grants were awarded and the terms of this Amendment, this Amendment shall govern and control.
Section 5.Make Whole. Section 4(b) of the Severance Agreement is amended and restated as set forth below:
(b)(i) In the event it shall be determined pursuant to Section 4(b)(ii) below that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then the Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any taxes and penalties imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section 4(b) shall not be conditioned upon the Executive’s termination of employment.
(ii) Subject to the provisions of Section 4(b)(iii), all determinations required to be made under this Section 4(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Golden Parachute Tax Solutions LLC

(the “Designated Firm”). The Designated Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Designated Firm shall be borne solely by the Company. Any determination by the Designated Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Designated Firm hereunder as to whether a Gross-Up Payment should be made, it is possible that Gross-Up Payments that were not made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(b)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Designated Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
(iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
(A) give the Company any information reasonably requested by the Company relating to such claim,

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
(C) cooperate with the Company in good faith in order effectively to contest such claim, and
(D) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties, but excluding taxes and penalties imposed pursuant to Code Section 409A) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties related thereto, but excluding taxes and penalties imposed pursuant to Code Section 409A) imposed as a result of such contest. Without limitation on the foregoing provisions of this Section 4(b)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto, but excluding taxes and penalties imposed pursuant to Code Section 409A) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(iv) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 4(b)(iii), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to the payment of such claim pursuant to Section 4(b)(iii), the Executive shall (subject to the Company’s complying with the requirements of Section 4(b)(iii) to the extent applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 4(b)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of any Gross-Up Payment required to be paid.
(v) Any Gross-Up Payment, as determined pursuant to this Section 4(b), shall be paid by the Company to the Executive within five days of the receipt of the Designated Firm’s determination; provided that the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 4(b)(iii) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 4(b), the Company may, in its sole discretion, withhold and pay to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Gross-Up Payment, and the Executive hereby consents to such withholding.
(vi) The following terms shall have the following meanings for purposes of this Section 4(b).
(A) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(B) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive that constitutes a “parachute payment” under Section 280G(b)(2) of the Code as a result of the Mergers (as defined in the Merger Agreement).
Section 6.Non-Compete Extension. In consideration of the benefits provided to Executive pursuant to the Severance Agreement (as amended hereby), Section 7(b) of the Severance Agreement is amended by replacing the words “one (1) year” with the words “two (2) years”.
Section 7.Effectiveness of Amendment. This Amendment shall be effective as of the Effective Date. As of and after the Effective Date, all references to the Severance Agreement, including the terms “this Agreement,” “hereof,” “herein” and the like contained in the Severance Agreement, shall mean and be deemed to be references to the Severance Agreement as amended by the terms of this Amendment. From and after the Effective Date, the Severance Agreement shall remain in full force and effect in accordance with its terms, as such terms are amended by the terms of this Amendment. Notwithstanding the foregoing, this Amendment will be null and void in the event that the Merger Agreement is terminated without the consummation of the Mergers (as defined in the Merger Agreement).
Section 8.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to provisions governing conflicts of laws.
Section 9.Successor and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, in accordance with the Severance Agreement.

Section 10.Headings. The headings in this Amendment are included for convenience of reference only and do not define, limit, explain or modify this Amendment or its interpretation, construction or meaning and are in no way to be construed as a part of this Amendment.
Section 11.Counterparts. This Amendment may be executed in any number of counterparts (including counterparts executed by less than all parties hereto), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A signed copy of this Amendment delivered by PDF, facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.
Section 12. Entire Agreement. The Severance Agreement, as amended by this Amendment, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter thereof and hereof and supersedes in their entirety all prior and contemporaneous written and oral agreements, arrangements, understandings, negotiations, communications, covenants, representations and warranties among the parties hereto relating to such subject matter.
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SIGNATURE PAGE

IN WITNESS WHEREOF, this Amendment to the Severance Agreement has been executed and delivered by or on behalf of the parties hereto as of the Effective Date.
THE KANSAS CITY SOUTHERN RAILWAY COMPANY

By:    Adam J. Godderz
Title: Senior Vice President – Chief Legal Officer

[EXECUTIVE NAME]